Exhibit (10.42)
PERSONAL AND CONFIDENTIAL

December 8, 2011

Robert Berman
(Address intentionally omitted)

RE:           Letter Agreement

Dear Bob:

Once signed by both parties, this letter will constitute an agreement between Eastman Kodak Company (“Kodak”) and you.  Its purpose is to confirm that you have accepted a new assignment reporting to the Chairman and Chief Executive Officer and the terms of your termination of employment from Kodak in the event that your new position is eliminated and you are not offered a Comparable position with the Company. For purposes of this letter, the term “Company” will collectively refer to Kodak and all its affiliates and subsidiaries.

1.           Potential Termination

It is hereby agreed that if your newly assigned position is eliminated and Kodak is unable to identify a comparable position as defined in the Company’s Termination Allowance Program (TAP), you will be laid off from the Company and therefore be eligible for the benefits set forth in this Agreement.

2.            Responsibilities

In this position, reporting to the Chairman and Chief Executive Officer of the Company, you will be responsible for performing such duties and responsibilities that may be assigned to you from time to time by your supervisor.  It is expected that you will perform these duties and responsibilities in a timely and satisfactory manner and your receipt of the Termination Benefits set forth in Section 3 is contingent on this.

EASTMAN KODAK COMPANY • 343 STATE STREET • ROCHESTER, NEW YORK 14650-0233

Robert L. Berman, page -- 2
December 8, 2011

3.           Termination Benefits

Upon your termination, Kodak will provide to you, subject to your satisfaction of the requirements of this letter agreement, the termination benefits described in this Section 3 (“Termination Benefits”).

A.
Severance Allowance. You will receive a severance allowance equal to the greater of $1,270,500 or 200% of the sum of your annual base salary plus your annual target incentive EXCEL award at the time of termination (the “Severance Allowance”), reduced by the amount of any termination allowance benefits payable to you under the terms of Kodak’s Termination Allowance Plan (“TAP”) and any benefits payable to you under Appendix S of the Kodak Retirement Income Plan and Appendix S of the Kodak Unfunded Retirement Income Plan. In general, Severance Allowance payments, together with any TAP payments or benefit payments under Appendix S of the Kodak Unfunded Retirement Income Plan, will be substantially equivalent to those you received as an employee, and your Severance Allowance payments, together with any TAP payments or benefit payments under Appendix S of the Kodak Unfunded Retirement Income Plan, will be made consistently with Kodak's normal payroll cycles (currently bi-weekly).  Payments will begin as soon as administratively practicable following your Last Day of Work or, if applicable to you with respect to this benefit, the expiration of the six-month waiting period following separation from service that the Company requires for certain executive employees as a result of Internal Revenue Code Section 409A (no interest will be paid during the six-month waiting period), and will continue until your Severance Allowance is exhausted or until your Severance Allowance has been paid off in equal amounts over 26 pay periods, whichever occurs first.  Kodak will withhold from the Severance Allowance all income, payroll and employment taxes required by applicable law or regulation to be withheld.  Your Severance Allowance will also be reduced by the amount of any unemployment insurance benefits you receive.

The existence or terms of this agreement will not be relied upon as the basis for any adverse change to your 2011 or 2012 compensation level, mix or pay-outs under the Company’s Executive Compensation for Excellence and Leadership (“EXCEL”) plan or Long Term Incentive plans.

B.	Other Termination Benefits. Your eligibility for other Termination Benefits will be determined according to the terms and conditions set forth in Kodak’s employee benefit plans.

C.
Death.  In the event that you die after your Last Day of Work but prior to the commencement of the Severance Allowance provided in this Section, the total unpaid balance will be paid in a lump sum to the executor or administrator of your estate or to a properly qualified personal representative no later than the end of the taxable year of death (or 2 ½ months after death, if later) provided that Kodak has received information reasonably evidencing your death.

In the event that you die after the Severance Allowance provided under this Section commenced, but before the receipt of the entire Severance Allowance, any unpaid balance will be paid in a lump sum to the executor or administrator of your estate or to a properly qualified personal representative no later than the end of the taxable year of death (or 2 ½ months after death, if later) provided that Kodak has received information reasonably evidencing your death.

If Termination Benefits other than Severance Allowance have commenced, the following will occur:
•	With regard to health care coverage, eligible dependents will be covered for the remainder of the period of continuation coverage provided to you according to the applicable employee benefit plans.
•	With regard to life insurance, benefits will be paid according to the applicable employee benefit plans.
•	With regard to outplacement benefits, such benefits will terminate on the day of death.

Robert L. Berman, page -- 3
December 8, 2011

4.	Benefits Not Benefits Bearing.

In no event shall any of the Termination Benefits payable under this letter agreement be “benefits bearing”.  In other words, the amount of these benefits will not be taken into account, nor considered for any reason, for purposes of determining any Company provided benefits or compensation for which you are or may become eligible.

5.           Vacation

Upon your termination of employment, you will receive payment in lieu of all your earned and unused carried-over and current year vacation.

6.            Executive Compensation for Excellence and Leadership

Subject to your satisfaction of the terms of this letter agreement, you will remain eligible for an award under the Executive Compensation for Excellence and Leadership (“EXCEL”) plan for the 2012 performance period ("Performance Period") in accordance with the terms of EXCEL.  Any award paid to you will be pro-rated based on your length of service during the Performance Period and paid at the same time the plan’s other participants receive their awards for the Performance Period.

You hereby acknowledge and agree that individual performance is but one factor that is taken into account in determining awards under EXCEL.  Other factors that are taken into account include company performance, unit performance, and discretion by the Executive Compensation and Development Committee of the Board of Directors, Kodak’s CEO and the participant’s supervisor.  Consequently, you hereby acknowledge and agree that you are not guaranteed a payment under EXCEL for the Performance Period and your entitlement to a payment for the Performance Period will be determined solely in accordance with the terms and conditions of the plan.  You further acknowledge and agree that Kodak’s determination with regard to the amount and payment of any EXCEL award paid to you for the Performance Period will be final and binding upon you, and any other person having or claiming to have any right or interest on your behalf in or under the plan.

7.           Restricted Stock Units (RSUs)

Subject to your satisfaction of the terms of this letter agreement and if Kodak terminates your employment due to the elimination of your newly assigned position and is unable to provide you a comparable position, your termination of employment will be treated as for an “Approved Reason” pursuant to the terms of the September 28, 2009 RSU Guide: As a result of your termination of employment under this letter agreement, effective the Last Day of Work, you will forfeit any other restricted stock and restricted stock units you hold for which the restrictions have not lapsed as of the Last Day of Work.  You will not, however, forfeit any restricted stock and restricted stock units you hold for which the restrictions have lapsed as of the Last Day of Work.

8.           Release

In partial consideration for the Termination Benefits, you hereby agree to execute immediately prior to your termination of employment the release annexed hereto as Addendum A.  In the event you fail to sign the release, or once signed make an effective revocation of the release, you will not be entitled to any of the Termination Benefits.

9.           Executive Employee’s Agreement

During your employment by Kodak, you signed an “Eastman Kodak Company Executive Employee’s Agreement” in which you affirmed your obligation not to disclose Company trade secrets, confidential or proprietary information.  Further, you agreed not to engage in work or activities on behalf of a competitor of the Company in the field in which you were employed by Kodak for a period following termination of your employment by Kodak equal to the total number of months you were employed by Kodak, but in no event less than six (6) months or more than eighteen (18) months  By signing this letter agreement, you reaffirm the Executive Employee’s Agreement and agree that it is in full force and effect, without amendment or modification.

To the extent you locate one or more opportunities in any field or fields in which you have worked for Kodak, Kodak agrees, upon your request, to promptly review the terms of each such employment opportunity to determine whether such opportunity is in Kodak’s opinion violative of the terms of the Executive Employee’s Agreement.  All such requests should be submitted directly to my attention.

10.           Cooperation

You agree to cooperate fully with Kodak from now to the date of your termination of employment and thereafter during the two (2) year period following your termination on all matters relating to your employment and termination of employment, the transition of your duties and responsibilities to your successor(s), and the conduct of Kodak’s business.  You further agree during such periods to cooperate fully with Kodak regarding, and conduct all of your actions, statements and communications in a manner consistent with, the announcement by Kodak of your termination of employment.

In partial consideration for the termination benefits, you also agree that commencing on the date of this letter, and continuing thereafter, you will not in any way disparage, make any statement, or take any action which is adverse, inimical or otherwise detrimental to the interests of Eastman Kodak Company or its subsidiaries or affiliates or their respective current or former officers, directors, and employees or cause any of such persons embarrassment or humiliation or otherwise cause or contribute to such persons being held in disrepute by the public or the Company’s shareholders, clients, customers, employees or competitors.

Kodak also agrees that during such period of time, its officers and directors will not in any way disparage, make any statement, or take any action which is adverse, inimical or otherwise detrimental to you or cause you embarrassment or humiliation or otherwise cause or contribute to your being held in disrepute by the public or the Company’s shareholders, clients, customers, employees or competitors.

You understand that Kodak may need your continued cooperation and involvement with various pieces of litigation and other legal matters which are pending at the time of your termination of employment or which may arise thereafter.  In further consideration of the Termination Benefits, you agree, at Kodak’s request from time to time, to cooperate with Kodak in its efforts to defend and/or pursue any such litigation or other legal matters.  You will provide this assistance to Kodak at no additional remuneration beyond the Termination Benefits.  When performing these services at Kodak’s request, except where prohibited by law, Kodak will reimburse you for reasonable travel and lodging expenses that you incur upon submission of documentation acceptable to Kodak.  By way of illustration and not by way of limitation, the types of services that may be requested of you under this Section 12 include: attending strategy sessions, attending preparations for trial, appearing at depositions, executing affidavits and testifying at trials.

Robert L. Berman, page -- 4
December 8, 2011

11.           Non-Solicitation of Employees or Customers

In partial consideration for the termination benefits under this letter agreement, you agree that during the two (2) year period after the termination of your employment with Kodak, you will not directly or indirectly recruit, solicit or otherwise induce or attempt to induce any of Kodak’s employees or independent contractors to terminate their employment or contractual relationship with Kodak or work for you or any other entity in any capacity, or solicit or attempt to solicit the business or patronage of any of Kodak’s actual or prospective clients, customers, or accounts with respect to any technologies, services, products, trade secrets, or other matters in which the Company is active.

12.           Injunctive Relief

You acknowledge by accepting the benefits under this letter agreement that any breach or threatened breach by you of any term of Sections 11, 12 or 13 cannot be remedied solely by the recovery of damages or the withholding of benefits and the Company will therefore be entitled to an injunction against such breach or threatened breach without posting any bond or other security.  Nothing herein, however, will prohibit the Company from pursuing, in connection with an injunction or otherwise, any other remedies available at law or equity for such breach or threatened breach, including the recovery of damages.

13.           Miscellaneous

A.
Confidentiality.  You will agree to keep the existence and terms and conditions of this letter agreement, including Addendum A, confidential except that you may review it with your attorney, financial advisor and spouse/domestic partner, or with my designee or me.  Prior to any such disclosure, you agree to advise these individuals of the confidential nature of this letter agreement and the facts giving rise to it as well as their obligations to maintain the confidentiality of this letter agreement and the facts giving rise to it.  Nonetheless, either party to this Agreement (that is, you and Kodak) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction and all materials of any kind (including opinions or other tax analyses) that may be provided to the party relating to tax treatment and tax structure.

B.
Unenforceability.  If any portion of this letter agreement is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law.  The parties intend and desire that each portion of this letter agreement be given the maximum possible effect allowed by law.

C.
Headings.  The heading of the several sections of this letter agreement have been prepared for convenience and reference only and shall not control, affect the meaning, or be taken as the interpretation of any provision of this letter agreement.

D.
Applicable Law.  This letter agreement will be construed and governed by the laws of the State of New York, without giving effect to principles of conflicts of laws.  Disputes arising under this letter agreement will be adjudicated within the exclusive jurisdiction of a state or federal court located in Monroe County, New York.  Neither party waives any right it may have to remove such an action to the United States Federal District Court located in Monroe County, New York.

E.
Amendment.  This letter agreement may not be changed, modified, or amended, except in a writing signed by both you and Kodak that expressly acknowledges that it is changing, modifying or amending this letter agreement.

F.
Forfeiture. In the event that you violate any provision of this letter agreement, including Addendum “A”, or your Eastman Kodak Company Executive Employee’s Agreement, in addition to, and not in lieu of, any other remedies that Kodak may pursue against you, no further Termination Benefits will be paid to you hereunder and you agree to immediately repay all Termination Benefits previously paid to you pursuant to this letter agreement.  In such event all other provisions of this letter agreement will remain in full force and effect as though the breach had not occurred.

G.
At Will.  Please also keep in mind that, regardless of any provision contained in this letter to the contrary, your employment with Kodak is “at will”.  That is, you are free to terminate your employment at any time, for any reason, and Kodak is free to do the same.

H.
Code Section 409A.  The arrangements described in this letter are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law, and shall be interpreted and administered accordingly.  The parties agree that they will negotiate in good faith regarding amendments necessary to bring the arrangements into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service; provided, however, that Kodak may unilaterally amend this Agreement for purposes of compliance if, in its sole discretion, Kodak determines that such amendment would not have a material adverse effect with respect to your rights under the Agreement.  The parties further agree that to the extent an arrangement described in this letter fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service.  In such circumstances Kodak will administer the letter in a manner which adheres as closely as reasonably possible to the existing terms and intent of the letter while complying with Section 409A.  This paragraph does not restrict Kodak’s rights (including, without limitation, the right to amend or terminate) with respect to arrangements described in this letter to the extent such rights are reserved under the terms of such arrangements.

I.
Plan Documents Control.  To extent that the terms of this letter agreement relate to a compensation or benefit plan, such terms are subject to the provisions of the applicable governing documents (such as plan documents, administrative guides and award notices), which are subject to change.

J.
Administration.  All benefits provided under this agreement will be administered by the Kodak employee with the title Corporate Secretary for Kodak (“Administrator”).  The Administrator will have total and exclusive responsibility to control, operate, manage and administer such benefits in accordance with their terms and all the authority that may be necessary or helpful to enable him/her to discharge his/her responsibilities with respect to them.  Without limiting the generality of the preceding sentence, the Administrator will have the exclusive right to:  interpret the agreement, decide all questions concerning eligibility for and the amount of benefits payable, construe any ambiguous provision, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of the agreements.  The Administrator will have full discretionary authority in all matters related to the discharge of his/her responsibilities and the exercise of his authority, including, without limitation, his/her construction of the terms of this agreement and his/her determination of eligibility for benefits.  It is the intent of the parties hereto, that the decisions of the Administrator and his/her actions with respect to this agreement will be final and binding upon all persons having or claiming to have any right or interest in or under this agreement and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

K.
Indemnification. This will confirm that with respect to any action, suit or proceeding (“Claims”) against you by reason of the fact that you served as an officer or employee of the Company or as a director, officer, trustee, employee or agent of any other enterprise at the request of the Company, the provisions of Article 8, Section 2(a) of the Company’s bylaws shall apply to such Claims.

Your signature below means that:

1.	You have had ample opportunity to discuss the terms and conditions of this letter agreement with an advisor of your choice and as a result fully understand its terms and conditions; and

2.	You accept the terms and conditions set forth in this letter agreement; and

3.
This letter agreement supersedes and replaces any and all agreements or understandings whether written or oral that you may have with Kodak, or any subsidiaries or affiliates, concerning any special or other separation, retirement or compensation arrangement.  This letter agreement does not supersede or replace your Eastman Kodak Company Executive Employee’s Agreement.

Robert L. Berman, page -- 5
December 8, 2011

If you find the foregoing acceptable, please sign your name on the signature line provided below.  Once the letter agreement is signed, please return it directly to my attention.

Very truly yours,

Patrick M. Sheller

Enclosure

I accept the terms and conditions of this letter agreement.

Signed: /s/ Robert L Berman
    Robert L. Berman

Dated: December 11, 2011